Exhibit 24
POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that the undersigned constitutes and appoints Matthew R. Broad, Anthony G. Morrow and Jessica P. Lange, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Darden Restaurants, Inc. relating to the Darden Restaurants, Inc. Employee Stock Purchase Plan, and any and all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney has been signed effective as of the 23rd day of June, 2021, by the following persons.

By: /s/ Margaret Shân Atkins Margaret Shân Atkins	By: /s/ Nana Mensah Nana Mensah
By: /s/ James P. Fogarty James P. Fogarty	By: /s/ William S. Simon William S. Simon
By: /s/ Cynthia T. Jamison Cynthia T. Jamison	By: /s/ Charles M. Sonsteby Charles M. Sonsteby
By: /s/ Eugene I. Lee, Jr. Eugene I. Lee, Jr.	By: /s/ Timothy J. Wilmott Timothy J. Wilmott